Exhibit 23.4
[DLA PIPER HONG KONG LETTERHEAD]
                    , 20_____
China Hydroelectric Corporation
25B, New Poly Plaza, No. 1 North Chaoyangmen Street
Dongcheng District, Beijing
People’s Republic of China 100010
Re:	Registration Statement on Form F-1 of China Hydroelectric Corporation (the “Company”)
Ladies and Gentlemen:
          We hereby consent to the Company’s reference to our name in the “Enforceability of Civil Liabilities” section of the Registration Statement on Form F-1 filed by the Company with the Securities and Exchange Commission (Registration No.                       ). In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Respectfully submitted,